Exhibit 99.1

Adaptimmune Reports Second Quarter Financial Results and Business Update

- SPEARHEAD-1 data presented at ASCO with overall response rate of 39.3% in synovial sarcoma and MRCLS; on track to file BLA for afami-cel next year -

- SURPASS trial data from 23 evaluable patients to be presented at ESMO -

- ADP-A2AFP Phase 1 trial data from 11 evaluable patients in Group 3/Expansion to be presented at ILCA -

- Financial guidance confirmed: funded into early 2023 -

- Conference call to be held today at 4:30 p.m. EDT (9:30 p.m. BST) -

PHILADELPHIA, PA. and OXFORD, UK, August 9, 2021 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, today reported financial results for the second quarter ended June 30, 2021 and provided a business update.

“With the data presented at ASCO for afami-cel and our planned BLA filing next year, I am pleased with progress on our ‘2-2-5-2’ strategy,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “We will present data updates from our Phase 1 trials, SURPASS and ADP-A2AFP, at upcoming conferences and I am confident that Adaptimmune is well-placed to maintain its leadership position in cell therapies for cancer.”

Upcoming confirmed data updates

ADP-A2AFP Phase 1 Trial at ILCA

●	On Sunday, September 5, 2021, Dr. Bruno Sangro of Clinica Universidad de Navarra will present data from Cohort 3 and the expansion phase of the Phase 1 trial of ADP-A2AFP in liver cancer during an oral presentation scheduled for 12:25 p.m. CET at the International Liver Cancer Association’s (ILCA) Annual Conference
o	As of the April 5th data cut-off used for ILCA, 13 patients had received ADP-A2AFP in Cohort 3 and expansion, 11 patients were evaluable with at least one post-baseline scan

SURPASS Phase 1 Trial at ESMO

●	The Company will present an update from its Phase 1 SURPASS trial in an e-poster at the European Society for Medical Oncology (ESMO) congress that will be available online September 16th
o	As of the August 2nd data cut-off, 25 patients had received ADP-A2M4CD8, 23 patients had at least one post-baseline scan
o	The trial continues to recruit in lung, gastroesophageal, head and neck, and bladder cancers – focus indications, for which there have been early signs of efficacy, including responses, with SPEAR T-cells targeting MAGE-A4
o	Based on early data from patients with ovarian cancer treated in the trial, the Company is planning to add this as a focus indication to the SURPASS trial

SPEARHEAD-1 and afami-cel BLA

●	As presented at ASCO 2021, the Company reported an overall response rate for patients with at least one scan (evaluated by RECIST 1.1 per investigator assessment) of 39.3% (13/33), 41.4%

(12/29) for synovial sarcoma, including two complete responses, and 25.0% (1/4) for MRCLS from its Phase 2 SPEARHEAD-1 trial
●	Of the 29 patients with synovial sarcoma, the disease control rate (defined as either response or stable disease) was 86.2% (25/29 patients) with 2 complete responses and 10 partial responses
●	This data set is intended to support planned BLA filing next year
●	Next data update planned at CTOS 2021
●	The European Medicines Agency and the FDA have agreed to Adaptimmune’s pediatric investigational plans
●	Working with key industry leaders to prepare for a successful commercial launch
o	Adaptimmune has partnered with Agilent for the development, manufacturing, and supply of a companion diagnostic for the MAGE-A4 biomarker
o	The Company is also working with Miltenyi Biotec for the process validation, manufacture, and supply of the lentiviral vector for use in the product for commercial launch

Further indications for next-gen SPEAR T-cell therapies

SURPASS-2

●	Planning to initiate a Phase 2 clinical trial with ADP-A2M4CD8, SURPASS-2, in esophageal and esophagogastric junction cancers in the third quarter of 2021

Other early-stage programs

●	The Company ceased enrollment in the Radiation Sub-Study of the afami-cel Phase 1 trial at the end of July. Five patients were treated in this sub-study and the Company plans to provide a data update at an upcoming congress

Corporate

●	The Company received a development milestone payment of $4.2 million in the three months ended June 30, 2021

Financial Results for the three and six months ended June 30, 2021

●	Cash / liquidity position: As of June 30, 2021, Adaptimmune had cash and cash equivalents of $50.5 million and Total Liquidity[1] of $285.4 million.
●	Revenue: Revenue for the three and six months ended June 30, 2021 was $3.1 million and $3.5 million, respectively, compared to $0.5 million and $1.3 million for the same periods in 2020. Revenue has increased primarily due to an increase in development activities under the Astellas Collaboration Agreement.
●	Research and development (R&D) expenses: R&D expenses for the three and six months ended June 30, 2021 were $28.9 million and $53.4 million, respectively, compared to $20.5 million and $41.7 million for the same periods in 2020. R&D expenses increased due to an increase in the number of employees engaged in research and development, and increases in costs related to the development of a companion diagnostic assay and our Phase 2 clinical trial associated with ADP-A2M4CD8. These increases were partially offset by an increase in reimbursements receivable for research and development tax and expenditure credits.
●	General and administrative (G&A) expenses: G&A expenses for the three and six months ended June 30, 2021 were $13.5 million and $27.4 million, respectively, compared to $10.3 million and $19.6 million for the same periods in 2020 due to increases in employee-related costs, share-based compensation expense, and professional fees.
●	Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three and six months ended June 30, 2021 was $39.1 million and $76.8 million respectively ($(0.04) and $(0.08) per ordinary share), compared to $29.9 million and $58.0 million ($(0.04) and $(0.07) per ordinary share) for the same periods in 2020.

Financial Guidance

The Company believes that its existing cash, cash equivalents and marketable securities will fund the Company’s current operations into early 2023, as further detailed in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2021, to be filed with the Securities and Exchange Commission following this earnings release.

Conference Call Information

The Company will host a live teleconference and webcast to provide additional details at 4:30 p.m. EDT (9:30 p.m. BST) today. A live webcast of the conference call and replay can be accessed at https://bit.ly/3zFas59. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial (833) 652-5917 (US or Canada) or +1 (430) 775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (7867634).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

1 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2021 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity (a non-GAAP financial measure) is the total of cash and cash equivalents and marketable securities (available-for-sale debt securities). Each of these components appears separately in the condensed consolidated balance sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the condensed consolidated financial statements, which reconciles to Total Liquidity as follows (in millions):

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$50,453	$56,882
Marketable securities - available-for-sale debt securities	234,917	311,335
Total Liquidity	$285,370	$368,217

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its assessment of overall liquidity, financial flexibility, capital structure and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$3,095	$502	$3,529	$1,263
Operating expenses
Research and development	(28,868)	(20,460)	(53,374)	(41,724)
General and administrative	(13,539)	(10,295)	(27,356)	(19,556)
Total operating expenses	(42,407)	(30,755)	(80,730)	(61,280)
Operating loss	(39,312)	(30,253)	(77,201)	(60,017)
Interest income	266	1,147	691	1,877
Other income (expense), net	54	(749)	53	188
Loss before income taxes	(38,992)	(29,855)	(76,457)	(57,952)
Income taxes	(76)	(25)	(374)	(95)
Net loss attributable to ordinary shareholders	$(39,068)	$(29,880)	$(76,831)	$(58,047)

Net loss per ordinary share
Basic and diluted	$(0.04)	$(0.04)	$(0.08)	$(0.07)

Weighted average shares outstanding:
Basic and diluted	934,228,095	822,725,556	932,667,125	781,235,457

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	June 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$50,453	$56,882
Marketable securities - available-for-sale debt securities	234,917	311,335
Accounts receivable, net of allowance for doubtful accounts of $0 and $0	2,158	139
Other current assets and prepaid expenses	49,816	29,796
Total current assets	337,344	398,152

Restricted cash	4,632	4,602
Operating lease right-of-use assets, net of accumulated amortization	17,772	18,880
Property, plant and equipment, net of accumulated depreciation of $34,360 (2020: $31,097)	28,663	27,778
Intangibles, net of accumulated amortization	1,382	1,730
Total assets	$389,793	$451,142

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$6,977	$6,389
Operating lease liabilities, current	2,922	2,773
Accrued expenses and other accrued liabilities	26,606	27,079
Deferred revenue, current	4,911	2,832
Total current liabilities	41,416	39,073

Operating lease liabilities, non-current	19,723	20,938
Deferred revenue, non-current	50,048	49,260
Other liabilities, non-current	667	644
Total liabilities	111,854	109,915

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 1,240,853,520 authorized and 936,237,126 issued and outstanding (2020: 1,038,249,630 authorized and 928,754,958 issued and outstanding)	1,336	1,325
Additional paid in capital	949,575	935,706
Accumulated other comprehensive loss	(10,385)	(10,048)
Accumulated deficit	(662,587)	(585,756)
Total stockholders' equity	277,939	341,227

Total liabilities and stockholders’ equity	$389,793	$451,142

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Six months ended
	June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(76,831)	$(58,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,879	3,583
Share-based compensation expense	10,783	4,072
Unrealized foreign exchange gains	(267)	(2,004)
Amortization on available-for-sale debt securities	2,884	702
Other	1,401	480
Changes in operating assets and liabilities:
Increase in receivables and other operating assets	(21,457)	(10,104)
Decrease in non-current operating assets	—	615
Increase in payables and other current liabilities	663	3,571
Increase in deferred revenue	1,946	49,074
Net cash used in operating activities	(77,999)	(8,058)

Cash flows from investing activities
Acquisition of property, plant and equipment	(2,924)	(460)
Acquisition of intangibles	(143)	(407)
Maturity or redemption of marketable securities	154,465	39,931
Investment in marketable securities	(81,958)	(298,016)
Net cash provided by (used in) investing activities	69,440	(258,952)

Cash flows from financing activities
Proceeds from issuance of common stock from offerings, net of commissions and issuance costs	2,519	334,388
Proceeds from exercise of stock options	578	5,075
Net cash provided by financing activities	3,097	339,463

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(937)	(678)
Net (decrease) increase in cash, cash equivalents and restricted cash	(6,399)	71,775
Cash, cash equivalents and restricted cash at start of period	61,484	54,908
Cash, cash equivalents and restricted cash at end of period	$55,085	$126,683

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Corporate Affairs and Communications

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — VP, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com